Exhibit 21.1

SUBSIDIARIES OF FLY-E GROUP, INC.

The following is a list of subsidiaries of Fly-E Group, Inc. as of July 14, 2026.

Legal Name	Jurisdiction
FLY EV, INC.	Delaware
FLY E-BIKE, INC.	Delaware
UNIVERSE KING CORP	New York
FLYEBIKE INC	New York
FLYEBIKE WORLD INC.	New York
FLY DELIVERY INC.	New York
FLYDC INC.	Washington, D.C.
FLYLA INC.	California
AOFL LLC	New York
GOBIKE INC	New York
FLYEBIKE BOSTON INC.	Massachusetts
FLYE ELYX INC.	New York